Exhibit 99.1

       Ultralife Batteries, Inc. Reports First Quarter Results;
         Revenues Grow 75% to $27.0 Million From a Year Ago;
                Operating Income Reaches $3.4 Million

    NEWARK, N.Y.--(BUSINESS WIRE)--April 29, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported operating income of $3.4 million on record quarterly revenues of $27.0 million for its first quarter ended March 27, 2004. Net income was $3.2 million, or $0.22 per diluted share. In the same three-month period in 2003, the Company reported operating income and net income of $0.6 million and $0.3 million, respectively, and $0.02 diluted earnings per share.
    Revenues for the first quarter of 2004 increased $11.6 million from $15.4 million in 2003, a 75% improvement. Continued strength in military orders for HiRate(R) batteries was the primary factor for this growth, in addition to an increase in sales of rechargeable batteries to both commercial and military customers.
    Gross margin nearly doubled, rising to $6.3 million, or 23% of revenues, from $3.2 million last year, or 20% of revenues, as a result of the higher sales and production volumes and continuing improvements in manufacturing efficiencies. Operating expenses amounted to $3.0 million for the quarter, or 11% of revenues, reflecting an increase of $0.4 million over last year due to higher costs necessary to support a significantly larger and growing business.
    John Kavazanjian, president and chief executive officer, said, "This quarter's performance highlights our continued delivery of high quality products to the military, success in penetrating markets for rechargeable batteries, and growing activity to design and provide power solutions for a variety of commercial applications in our target markets. With the recent investments we have made in capital equipment programs that are helping us to eliminate capacity constraints, we are nearing a point where we will have the added capacity to realize even better operating efficiencies.
    "Looking ahead, we are still excited about growth prospects with the military market as our favored battery chemistry continues to take market share," added Mr. Kavazanjian. "We're also experiencing extremely high levels of interest and growth in commercial markets, as evidenced by the sizable increase in rechargeable sales this quarter. We remain focused on targeting markets and applications where our products add value, and believe that our strategy will allow us to continue to achieve increasing returns to scale as we grow the business."

    Outlook

    For the second quarter ending June 26, 2004, management projects operating income will reach approximately $3.5 million on revenues of approximately $28.0 million. This compares to operating income of $1.9 million on revenues of $20.1 million in the comparable quarter in 2003. For the full year, management is adjusting its guidance to reflect the better than expected first quarter performance while reaffirming its outlook for the second half of the year. As a result, management now expects full year operating income of approximately $12.5 million on total revenues of approximately $106 million. This compares to the previous guidance for 2004 of $12 million in operating income on $104 million in sales.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on April 29 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 800-428-6051, Reservation #346894, starting at 12:00 p.m. ET April 29 until 12:00 p.m. ET May 6.

    Ultralife and HiRate are registered trademarks of Ultralife
    Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------

                                                       Three Month
                                                       Period Ended
                                                       March   March
                                                        27,      29,
                                                       2004     2003
                                                     -------- --------
Revenues:
  Battery sales                                      $26,696  $15,012
  Technology contracts                                   292      416
                                                     -------- --------
Total revenues                                        26,988   15,428

Cost of products sold:
  Battery costs                                       20,407   12,055
  Technology contracts                                   249      214
                                                     -------- --------
Total cost of products sold                           20,656   12,269
                                                     -------- --------

Gross margin                                           6,332    3,159

Operating expenses:
  Research and development                               503      585
  Selling, general, and administrative                 2,471    1,962
                                                     -------- --------
Total operating expenses                               2,974    2,547
                                                     -------- --------

Operating income                                       3,358      612

Other income (expense):
  Interest, net                                         (105)     (91)
  Miscellaneous                                           61     (210)
                                                     -------- --------
Income before income taxes                             3,314      311

Income taxes                                              79        -
                                                     -------- --------

Net income                                            $3,235     $311
                                                     ======== ========


Earnings per share - basic                             $0.23    $0.02
                                                     ======== ========
Earnings per share - diluted                           $0.22    $0.02
                                                     ======== ========


Average shares outstanding - basic                    13,772   12,852
                                                     ======== ========
Average shares outstanding - diluted                  14,890   12,938
                                                     ======== ========

                      ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)
----------------------------------------------------------------------

                                                       March  December
                                                        27,      31,
                       ASSETS                          2004     2003
                                                     -------- --------

Current assets:
   Cash and investments                               $1,187     $880
   Trade accounts receivable, net                     20,487   17,803
   Inventories                                        13,970   10,209
   Prepaid expenses and other current assets           3,382    3,664
                                                     -------- --------
     Total current assets                             39,026   32,556

Property and equipment                                17,976   18,213

Other assets                                           1,558    1,583
                                                     -------- --------
   Total Assets                                      $58,560  $52,352
                                                     ======== ========

        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-term
    debt                                              $5,940   $8,295
   Accounts payable                                    8,730    6,385
   Other current liabilities                           3,328    3,174
                                                     -------- --------
      Total current liabilities                       17,998   17,854

Long-term debt and capital lease obligations              68       68

Shareholders' equity:
   Common stock, par value $0.10 per share             1,477    1,430
   Capital in excess of par value                    123,338  120,626
   Accumulated other comprehensive loss                 (653)    (723)
   Accumulated deficit                               (81,290) (84,525)
                                                     -------- --------
                                                      42,872   36,808
   Less --Treasury stock, at cost                      2,378    2,378
                                                     -------- --------
       Total shareholders' equity                     40,494   34,430
                                                     -------- --------

Total Liabilities and Shareholders' Equity           $58,560  $52,352
                                                     ======== ========


    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations Contact:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Media Contact:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com